For Additional Information:

Bryan Giglia

Vice President of Finance

Sunstone Hotel Investors, Inc.

(949) 369-4204

SUNSTONE HOTEL INVESTORS REPORTS RESULTS OF OPERATIONS FOR SECOND QUARTER 2007

Substantially Completes Renovations;

Comparable RevPAR up 9.2%;

Declares Third Quarter Dividends

SAN CLEMENTE, CA – August 8, 2007 – Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) today announced results of operations for the second quarter ended June 30, 2007.

Second Quarter 2007 Highlights (as compared to second quarter 2006):

•	Total revenue increased by 22.5% to $271.4 million.

•	Income available to common stockholders per diluted share increased 275.9% to $1.09.

•	Adjusted EBITDA increased 19.8% to $86.1 million.

•	Adjusted FFO available to common stockholders increased 10.7% to $51.4 million.

•	Adjusted FFO available to common stockholders per diluted share increased 6.1% to $0.79.

•	Total capital expenditures were $38.7 million.

Steve Goldman, Chief Executive Officer, stated “I am pleased to report that Sunstone finished the second quarter at the top end or ahead of all guidance metrics, and that we accomplished a number of significant tasks during the quarter towards the Company’s transformation. During the quarter we made advances in renovations, portfolio management, organizational structure and finance. We substantially completed the major phases of all previously identified renovation projects on schedule and within budget. We continued to improve the quality of our portfolio by selling six non-core hotels, and redeploying the capital into the previously announced acquisitions. We will continue to evaluate opportunities to sell additional assets to improve the quality of our portfolio. Additionally, we completed a reorganization that more clearly defines the ongoing roles, responsibilities and accountability of each member of senior management. Finally, we strengthened our balance sheet through several transactions, including the repayment of restrictive mortgage debt and the repurchase of shares with proceeds from an exchangeable notes offering. As a result of these initiatives, we believe our balance sheet is solid with significant liquidity, our portfolio is exceptionally well positioned for the future and we have a strong management team to execute on our goal to maximize the value of the Company for our shareholders.”

SELECTED FINANCIAL DATA

($ in millions, except RevPAR and per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
Total Revenue	$271.4	$221.6	22.5%	$502.5	$411.0	22.3%
Comparable RevPAR (1)	$125.77	$115.21	9.2%	$119.00	$107.77	10.4%
Income available to common stockholders	$66.2	$16.9	291.6%	$67.1	$30.6	119.1%
Income available to common stockholders per diluted share	$1.09	$0.29	275.9%	$1.13	$0.54	109.3%
FFO available to common stockholders (2) (3)	$46.3	$44.2	4.7%	$76.2	$65.7	16.0%
Adjusted FFO available to common stockholders (2) (3)	$51.4	$46.4	10.7%	$81.3	$75.6	7.4%
FFO available to common stockholders per diluted share available (2) (3)	$0.71	$0.71	0.4%	$1.20	$1.07	11.6%
Adjusted FFO available to common stockholders per diluted share available (2) (3)	$0.79	$0.75	6.1%	$1.28	$1.23	3.4%
EBITDA (2)	$138.2	$71.8	92.3%	$199.0	$140.5	41.7%
Adjusted EBITDA (2)	$86.1	$71.8	19.8%	$146.9	$123.8	18.7%
Comparable Hotel Operating Profit Margin (4)	30.6%	29.8%	80 bps	28.5%	27.3%	120 bps

(1)	RevPAR for 42 hotels (includes prior ownership periods). Excludes 4 hotels under major renovation (Renaissance Baltimore, Renaissance Orlando, Renaissance Long Beach and Embassy Suites La Jolla).
(2)	Please refer to the non-GAAP financial measures of Funds from Operations (“FFO”), Adjusted FFO, EBITDA, and Adjusted EBITDA on pages 11 and 12 for a tabular presentation of our results and a reconciliation to GAAP measures.
(3)	Reflects series C convertible preferred stock on an “as-converted” basis.
(4)	Please refer to page 13 for detailed hotel operating margin analysis.

The Company has filed contemporaneously with this press release the Form 10-Q with the Securities and Exchange Commission for the quarterly period ended June 30, 2007.

Disclosure regarding the non-GAAP financial measures in this release is included on page 7 of this release and reconciliations to the most comparable GAAP measure during each of the periods presented is included on pages 11 and 12.

Performance Relative to Guidance

The following table reflects our guidance for the second quarter 2007 compared to our actual results.

	Guidance	Actual Second Quarter 2007
Comparable RevPAR Growth	8.0% to 9.5%	9.2%
Adjusted EBITDA	$83.0 million to $86.0 million	$86.1 million
Adjusted FFO available to common stockholders per diluted share	$0.74 to $0.78	$0.79
Comparable Hotel Operating Profit Margin	Flat to +50 bps	+80 bps
Capital expenditures	$35 million to $42 million	$38.7 million

Comparable RevPAR for the 42 hotels owned at the end of the quarter, excluding four hotels which were under renovation in the second quarter (Renaissance Baltimore, Renaissance Orlando, Renaissance Long Beach and Embassy Suites La Jolla), increased 9.2% as compared to the second quarter of 2006, driven by an increase of 4.2% in average daily room rate and a 360 basis-point occupancy increase.

Comparable hotel operating profit margins for the second quarter increased 80 basis points (from 29.8% to 30.6%) (see page 13 for a reconciliation of hotel operating income to the comparable GAAP measure).

Acquisitions, Dispositions, Investments and Financings

On April 26, 2007, the Company sold its $28.5 million Doubletree Times Square mezzanine loan for gross proceeds of $29.7 million. The net proceeds from the sale were used to repay amounts outstanding on the Company’s credit facility.

On April 30, 2007, the Company settled its forward sale agreement for gross proceeds of $110.9 million. The proceeds from the settlement were used to fund the acquisition of the Marriott Boston Quincy Hotel.

On May 1, 2007, the Company completed the acquisition of the 464-room Marriott Boston Quincy Hotel for a purchase price of $117.0 million, or approximately $252,000 per key.

On May 23, 2007, the Company amended its credit facility. The interest rate on the amended credit facility continues to be based on grid pricing, with the interest rate spread changing based on the Company’s overall leverage ratio. The applicable interest rate spreads for each of the various leverage ratios contained in the amended credit facility are 25 to 35 basis points lower than those contained in the prior credit facility. In addition, the Company extended the initial maturity date on the credit facility from 2010 to 2011.

On June 11, 2007, the Company announced that its Board of Directors had authorized the Company to repurchase up to $100.0 million of the Company’s common stock. As of June 30, 2007, the Company has repurchased 2,604,769 of its shares pursuant to the repurchase program. The Company is currently authorized by its Board of Directors to repurchase up to an additional $26.9 million of its common stock before the expiration of the repurchase program on December 31, 2007.

On June 18, 2007, the Company’s operating partnership completed the sale of $220.0 million of 4.6% exchangeable senior notes due 2027. On June 27, the Company’s operating partnership completed a follow-on sale of $30.0 million of 4.6% exchangeable senior notes due 2027. The net proceeds from both offerings were used to repay the $175.0 million loan on the Hyatt Regency Century Plaza, to repurchase shares of the Company’s common stock for approximately $73.1 million and for general corporate purposes.

On June 29, 2007, the Company announced the completion of the sale of six non-core hotels for gross proceeds of $150.5 million. The net proceeds of approximately $147.4 million were used in part to repay all amounts outstanding under the Company’s credit facility and for general corporate purposes.

Balance Sheet/Liquidity Update

As of June 30, 2007, the Company had approximately $110.9 million of cash and cash equivalents (including restricted cash), and there were no amounts outstanding on the Company’s $200 million credit facility. On June 30, 2007, total assets were $3.1 billion, including $2.8 billion of net investments in hotel properties, total debt was $1.7 billion and stockholders’ equity was $1.1 billion.

Hotel Renovations

During the second quarter of 2007, the Company invested $38.7 million in renovations of its hotels, of which $18.8 million was invested in six major repositioning projects at the following properties: Renaissance Orlando, Renaissance Baltimore, Renaissance Long Beach, Hyatt Regency Century Plaza, Hilton Times Square and Embassy Suites La Jolla. The combined capital investments in these projects were in line with budget and the major phases of these six projects are now substantially complete. The Company generally expects newly renovated properties to drive above-market improvements in RevPAR.

During the second quarter of 2007, the Company completed its scope and budget for guestroom renovations of the newly acquired Marriott Boston Long Wharf Hotel. The Long Wharf project will include the renovation of all guestrooms and guestroom corridors, an expansion of the concierge lounge and the addition of nine new guest rooms. The project, which is budgeted to cost approximately $14 million, is scheduled to commence during the fourth quarter of 2007 and is expected to be completed during the first quarter of 2008. At this time, the Company has no other major renovation projects planned or underway which would be expected to cause meaningful displacement in 2007. The Company is currently reviewing its 2008 capital investment plan. With the completion of the Company’s approximately $270 million renovation program in 2007 it is expected that few new projects will be initiated in 2008 that would cause meaningful disruption.

Outlook

The Company is providing guidance at this time but does not undertake to make updates for any developments in its business. Achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The Company has provided guidance for the third quarter of 2007 as well as full year 2007. The Company’s guidance does not contemplate any additional hotel acquisitions, dispositions or share repurchases during the remainder of 2007. Third quarter and full year 2007 guidance include an add-back to Adjusted EBITDA and Adjusted FFO for costs associated with the senior management transition.

Third Quarter 2007 Outlook

For the third quarter 2007, the Company expects total portfolio RevPAR to increase approximately 8.5% to 10.0% over the third quarter of 2006 and Comparable RevPAR (excluding the Fairmont Newport Beach, the Hyatt Regency Century Plaza, the Renaissance Orlando, and the Renaissance Baltimore) to increase approximately 6.0% to 7.5% over the third quarter of 2006 (see page 7 for an explanation of measures relating to comparability). The third quarter outlook includes approximately $0.7 million of guaranty payments for the Hyatt Regency Century Plaza and does not include guaranty payments for the Fairmont Newport Beach, which are calculated and recorded in the fourth quarter. Additionally, the Company estimates that for the third quarter of 2007:

•	Income available to common stockholders is expected to be approximately $6.6 million to $9.6 million;

•	Adjusted EBITDA is expected to be approximately $72.0 million to $75.0 million;

•	Adjusted FFO available to common stockholders is expected to be approximately $39.5 million to $42.5 million;

•	Adjusted FFO available to common stockholders per diluted share is expected to be approximately $0.62 to $0.67;

•	Total hotel operating margins (excluding guaranty payments) are expected to be approximately 200 to 300 basis points higher than the third quarter of 2006;

•	Comparable hotel operating margins are expected to be approximately 125 to 175 basis points higher than the third quarter of 2006; and

•	Total capital expenditures for the portfolio are expected to be approximately $35 million to $42 million.

Full Year 2007 Outlook

For the full year 2007, the Company expects total portfolio RevPAR to increase approximately 7.5% to 9.5% over the full year 2006 and Comparable RevPAR (excluding the Fairmont Newport Beach, the Hyatt Regency Century Plaza, the Renaissance Orlando and the Renaissance Baltimore) is expected to increase approximately 6.0% to 7.0% over the full year 2006. Full year 2007 outlook includes approximately $2.8 million of guaranty payments for the Hyatt Regency Century Plaza and approximately $2.0 million of guaranty payments for the Fairmont Newport Beach. Additionally, the Company estimates that for the full year 2007:

•	Income available to common stockholders is expected to be approximately $97.6 million to $102.6 million;

•	Adjusted EBITDA is expected to be approximately $307.0 million to $312.0 million;

•	Adjusted FFO available to common stockholders is expected to be approximately $176.1 million to $181.1 million;

•	Adjusted FFO available to common stockholders per diluted share is expected to be approximately $2.76 to $2.84 as compared to our earlier guidance of approximately $2.69 to $2.80;

•	Total hotel operating margins (excluding guaranty payments) are expected to be approximately 175 to 225 basis points higher than the prior year;

•	Comparable hotel operating margins are expected to be approximately 90 to 125 basis points higher than the prior year; and

•

Total capital expenditures are expected to be approximately $130 million to $140 million, an increase to prior guidance principally due to the addition of the Marriott Boston Long Wharf renovation project.

Dividend Update

On August 8, 2007, the Board of Directors of the Company declared a dividend of $0.32 per share payable to its common stockholders. The Company also declared a dividend of $0.50 per share payable to its Series A cumulative redeemable preferred stockholders and a dividend of $0.393 per share payable to its Series C cumulative convertible redeemable preferred stockholders. The dividends will be paid on October 15, 2007 to stockholders of record on September 28, 2007.

The level of any future dividends will be determined by the Company’s quarterly operating results and expected capital requirements.

Earnings Call

The Company will host a conference call to discuss second quarter results on August 9, 2007, at 8:30 a.m. PDT. A live web cast of the call will be available via the Investor Relations section of the Company’s website at www.sunstonehotels.com. Alternatively, investors may dial 1-800-218-0204 (for domestic callers) or 303-262-2140 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that, as of the date hereof, has interests in 47 hotels with an aggregate of 16,431 rooms primarily in the upper-upscale segment operated under brands owned by nationally-recognized companies, such as Marriott, Hilton, Hyatt, Fairmont and Starwood. For further information, please visit the Company’s website at www.sunstonehotels.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of acquired properties after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of August 8, 2007, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; (2) Adjusted EBITDA (as defined below); (3) Funds From Operations, or FFO; (4) Adjusted FFO (as defined below); and (5) Hotel Operating Income and Hotel Operating Profit Margin for the purpose of our operating margins.

EBITDA represents income (loss) available to common stockholders before minority interest excluding: (1) preferred stock dividends; (2) interest expense (including prepayment penalties, if any); (3) provision for income taxes, including income taxes applicable to sale of assets; and (4) depreciation and amortization. In addition, we have presented Adjusted EBITDA, which excludes: (1) the impact of any gain or loss from asset sales; (2) impairment charges; and (3) other adjustments we have identified in this release. We believe EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because they help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense and preferred stock dividends) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA and Adjusted EBITDA as measures in determining the value of hotel acquisitions and dispositions. A reconciliation of income available to common stockholders to EBITDA and Adjusted EBITDA is set forth on pages 11 and 12. A reconciliation and the components of Hotel Operating Income and Hotel Operating Profit Margin are set forth on page 13. We believe Hotel Operating Income and Hotel Operating Profit Margin are also useful to investors in evaluating our property level operating performance.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group. The Board of Governors of NAREIT in its March 1995 White Paper (as clarified in November 1999 and April 2002) defines FFO to mean net income (loss) (computed in accordance with GAAP), excluding gains and losses from sales of property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. We also present Adjusted FFO which excludes prepayment penalties, written-off deferred financing costs, impairment losses and other adjustments we have identified in this release. We believe that the presentation of FFO and Adjusted FFO provide useful information to investors regarding our operating performance because they are a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base and our acquisition and disposition activities than our ongoing operations. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of income available to common stockholders to FFO and Adjusted FFO is set forth on pages 11 and 12.

Beginning with the Company’s earnings release for the third quarter of 2007, the Company’s definition of “Comparable Hotel Portfolio” will be revised to include those hotels owned as of the reporting date which have not experienced material and prolonged business interruption due to renovations, re-branding or property damage during either the current or the preceding calendar year. The Company’s previous definition of Comparable Hotel Portfolio referred to those hotels owned as of the reporting date which had not sustained substantial business interruption during the most recent of the two periods being compared. The previous definition resulted in the exclusion of the Renaissance Baltimore, Renaissance Orlando, Renaissance Long Beach and the Embassy Suites La Jolla from the Comparable Hotel Portfolio during the second quarter. Of these four hotels, only the Renaissance Orlando and Renaissance Baltimore experienced material and prolonged business interruption sufficient to warrant exclusion from the Comparable Hotel Portfolio under the new definition. For the remainder of 2007, the Comparable Hotel Portfolio is expected to exclude only the Fairmont Newport Beach (prolonged and material disruption ended in the third quarter of 2006), the Hyatt Regency Century Plaza (prolonged and material disruption ended in the fourth quarter of 2006), the Renaissance Orlando (prolonged and material renovation disruption ended in the second quarter of 2007), and the Renaissance Baltimore (prolonged and material disruption ended in the second quarter of 2007). Also beginning with the Company’s third quarter earnings release, revenue and expense items associated with the Company’s two commercial laundry facilities, its electronic purchasing platform, Buy Efficient, L.L.C., and any guaranty payments will be shown below the Hotel Operating Income line in presenting comparable hotel operating margins. Management believes the change to the definition of Comparable Hotel Portfolio as well as the change in the calculation of Hotel Operating Income will result in a more accurate presentation of the trends in RevPAR and comparable hotel operating margins of the Company’s stabilized portfolio of hotels.

We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow.

***Tables to Follow***

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$51,245	$29,029
Restricted cash	59,693	65,669
Accounts receivable, net	48,481	41,695
Due from affiliates	1,315	1,383
Inventories	3,073	3,089
Prepaid expenses	5,824	7,006

Total current assets	169,631	147,871

Investment in hotel properties, net	2,818,465	2,477,514
Other real estate, net	14,314	14,673
Investment in unconsolidated joint venture	37,659	68,714
Deferred financing costs, net	13,348	7,381
Goodwill	17,365	22,249
Other assets, net	13,565	21,971

Total assets	$3,084,347	$2,760,373

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$30,642	$31,912
Accrued payroll and employee benefits	15,675	12,338
Due to SHP	15,199	16,607
Dividends payable	25,196	23,826
Other current liabilities	35,534	32,354
Current portion of notes payable	21,326	23,231

Total current liabilities	143,572	140,268

Notes payable, less current portion	1,726,463	1,476,597
Other liabilities	6,641	6,429

Total liabilities	1,876,676	1,623,294

Commitments and contingencies	—	—

Preferred stock, Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value, 4,102,564 shares authorized, issued and outstanding at June 30, 2007 and December 31, 2006, liquidation preference of $24.375 per share	99,396	99,296

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 8.0% Series A Cumulative Redeemable Preferred Stock, 7,050,000 shares issued and outstanding at June 30, 2007 and December 31, 2006, stated at liquidation preference of $25.00 per share	176,250	176,250
Common stock, $0.01 par value, 500,000,000 shares authorized, 59,291,944 shares issued and outstanding at June 30, 2007 and 57,775,089 shares issued and outstanding at December 31, 2006	593	578
Additional paid in capital	998,912	958,591
Retained earnings	144,845	65,545
Cumulative dividends	(212,325)	(163,181)

Total stockholders’ equity	1,108,275	1,037,783

Total liabilities and stockholders’ equity	$3,084,347	$2,760,373

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Room	$177,080	$144,032	$325,920	$261,488
Food and beverage	74,472	59,667	139,536	114,973
Other operating	19,846	17,853	37,035	34,493

Total revenues	271,398	221,552	502,491	410,954

Operating expenses
Room	38,613	31,016	72,722	57,620
Food and beverage	52,409	41,191	99,596	79,309
Other operating	10,403	9,307	20,186	18,773
Advertising and promotion	13,891	11,999	26,981	22,857
Repairs and maintenance	9,959	8,606	19,229	16,351
Utilities	8,672	7,585	16,994	15,123
Franchise costs	9,755	7,664	17,529	13,333
Property general and administrative	30,247	25,157	56,890	47,778
Property tax, ground lease and insurance	14,845	12,450	28,630	23,155
Corporate overhead	9,475	4,502	16,806	10,374
Depreciation and amortization	29,237	22,722	55,749	42,643

Total operating expenses	227,506	182,199	431,312	347,316

Operating income	43,892	39,353	71,179	63,638
Equity in losses of unconsolidated joint venture	(110)	—	(1,461)	—
Interest and other income	796	513	1,475	1,611
Interest expense	(27,026)	(21,889)	(49,749)	(47,572)
Income from continuing operations	17,552	17,977	21,444	17,677
Income from discontinued operations	56,920	4,075	57,856	22,200

Net Income	74,472	22,052	79,300	39,877
Preferred stock dividends and accretion	(5,188)	(5,154)	(10,375)	(9,241)
Undistributed income allocated to Series C preferred stock	(3,113)	—	(1,799)	—

Income Available to Common Stockholders	$66,171	$16,898	$67,126	$30,636

Basic per share amounts:
Income from continuing operations available to common stockholders	$0.21	$0.22	$0.19	$0.15
Income from discontinued operations	0.89	0.07	0.95	0.39

Basic income available to common stockholders per common share	$1.10	$0.29	$1.14	$0.54

Diluted per share amounts:
Income from continuing operations available to common stockholders	$0.22	$0.22	$0.23	$0.15
Income from discontinued operations	0.87	0.07	0.90	0.39

Diluted income available to common stockholders per common share	$1.09	$0.29	$1.13	$0.54

Weighted average common shares outstanding:
Basic	60,230	57,700	59,022	56,753

Diluted	64,962	58,169	63,679	57,181

Dividends paid per common share	$0.32	$0.30	$0.64	$0.60

Sunstone Hotel Investors, Inc.

Reconciliation of Income Available to Common Stockholders to Non-GAAP Financial Measures

(Unaudited and in Thousands Except Per Share Amounts)

Reconciliation of Income Available to Common Stockholders to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Income available to common stockholders	$66,171	$16,898	$67,126	$30,636
Series A and C preferred stock dividends	5,188	5,154	10,375	9,241
Undistributed income allocated to Series C preferred stock	3,113	—	1,799	—
Amortization of deferred stock compensation	1,861	1,009	3,106	1,816
Continuing operations:
Depreciation and amortization	29,237	22,722	55,749	42,643
Interest expense	25,915	19,228	48,360	36,829
Amortization of deferred financing fees	334	459	612	969
Write-off of deferred financing fees	362	1,505	362	1,701
Prepayment penalties	415	—	415	—
Loss on early extinguishment of debt	—	2,600	—	9,976
Write-off of loan premium	—	(1,903)	—	(1,903)
Unconsolidated joint venture:
Depreciation and amortization	1,233	—	2,466	—
Interest expense	1,957	—	3,874	—
Amortization of deferred financing fees	330	—	660	—
Discontinued operations:
Depreciation and amortization	1,035	3,120	2,109	6,173
Interest expense	973	996	1,972	2,124
Amortization of deferred financing fees	28	51	38	119
Write-off of deferred financing fees	—	—	—	173

EBITDA	138,152	71,839	199,023	140,497

Gain on sale of assets	(55,938)	—	(55,938)	(16,653)
Non-recurring costs associated with CEO succession and executive officer severance	3,864	—	3,864	—

	(52,074)	—	(52,074)	(16,653)

Adjusted EBITDA	$86,078	$71,839	$146,949	$123,844

Reconciliation of Income Available to Common Stockholders to FFO and Adjusted FFO
Income available to common stockholders	$66,171	$16,898	$67,126	$30,636
Series C preferred stock dividends	1,662	1,663	3,325	3,325
Undistributed income allocated to Series C preferred stock	3,113	—	1,799	—
Real estate depreciation and amortization - continuing operations	29,019	22,524	55,310	42,218
Real estate depreciation and amortization - unconsolidated joint venture	1,233	—	2,466	—
Real estate depreciation and amortization - discontinued operations	1,035	3,120	2,109	6,173
Gain on sale of assets	(55,938)	—	(55,938)	(16,653)

FFO available to common stockholders	46,295	44,205	76,197	65,699

Continuing operations:
Write-off of deferred financing fees	362	1,505	362	1,701
Prepayment penalties	415	—	415	—
Loss on early extinguishment of debt	—	2,600	—	9,976
Write-off of loan premium	—	(1,903)	—	(1,903)
Discontinued operations:
Write-off of deferred financing fees	—	—	—	173
Non-recurring costs associated with CEO succession and executive officer severance	3,864	—	3,864	—
Non-recurring amortization of deferred stock compensation associated with executive officer severance	437	—	437	—

	5,078	2,202	5,078	9,947

Adjusted FFO available to common stockholders	$51,373	$46,407	$81,275	$75,646

FFO available to common stockholders per diluted share	$0.71	$0.71	$1.20	$1.07

Adjusted FFO available to common stockholders per diluted share	$0.79	$0.75	$1.28	$1.23

Diluted weighted average shares outstanding (1)	64,962	62,272	63,679	61,284

(1)	Diluted weighted average shares outstanding includes the Series C Convertible Preferred Stock on an as-converted basis.

Sunstone Hotel Investors, Inc.

Reconciliation of Income Available to Common Stockholders to Non-GAAP Financial Measures

Guidance for Quarter Ended September 30, 2007 and Year Ended 2007

(Unaudited and in Thousands Except Per Share Amounts)

Reconciliation of Income Available to Common Stockholders to EBITDA and Adjusted EBITDA

	Quarter Ended September 30, 2007		Year Ended December 31, 2007
	Low End of Range	High End of Range	Low End of Range	High End of Range
Income available to common stockholders	$6,600	$9,600	$97,600	$102,600
Series A preferred stock dividends	3,500	3,500	14,100	14,100
Series C preferred stock dividends	1,600	1,600	6,500	6,500
Undistributed income allocated to Series C preferred stock	—	—	1,800	1,800
Amortization of deferred stock compensation	1,300	1,300	5,700	5,700
Continuing operations:
Depreciation and amortization	29,900	29,900	114,100	114,100
Interest expense	24,800	24,800	100,300	100,300
Amortization of deferred financing fees	400	400	1,400	1,400
Prepayment penalties	—	—	400	400
Write-off deferred financing fees	—	—	400	400
Discontinued operations:
Depreciation and amortization	—	—	2,100	2,100
Unconsolidated joint venture:
Depreciation and amortization	1,200	1,200	4,900	4,900
Interest expense	2,300	2,300	9,000	9,000

EBITDA	71,600	74,600	358,300	363,300

Gain on sale of assets	—	—	(56,000)	(56,000)
Non-recurring costs associated with CEO succession and executive officer severance	400	400	4,700	4,700

Adjusted EBITDA	$72,000	$75,000	$307,000	$312,000

Reconciliation of Income Available to Common Stockholders to FFO and Adjusted FFO
Income available to common stockholders	$6,600	$9,600	$97,600	$102,600
Series C preferred stock dividends	1,600	1,600	6,500	6,500
Undistributed income allocated to Series C preferred stock	—	—	1,800	1,800
Continuing operations:
Real estate depreciation and amortization	29,700	29,700	115,300	115,300
Unconsolidated joint venture:
Real estate depreciation and amortization	1,200	1,200	4,900	4,900
Gain on sale of assets	—	—	(56,000)	(56,000)

FFO available to common stockholders	39,100	42,100	170,100	175,100

Prepayment penalties	—	—	400	400
Write-off deferred financing fees	—	—	400	400
Non-recurring costs associated with CEO succession and executive officer severance	400	400	4,700	4,700
Non-recurring amortization of deferred stock compensation associated with executive officer severance	—	—	500	500

Adjusted FFO available to common stockholders	$39,500	$42,500	$176,100	$181,100

Adjusted FFO available to common stockholders per diluted share	$0.62	$0.67	$2.76	$2.84

Diluted weighted average shares outstanding (1)	63,873	63,873	63,778	63,778

(1)	Diluted weighted average shares outstanding includes the Series C Convertible Preferred Stock on an as-converted basis.

Sunstone Hotel Investors, Inc.

Comparable Hotel Operating Margin

(Unaudited and In Thousands Except Hotels and Rooms)

	Quarter Ended June 30, 2007				Quarter Ended June 30, 2006
	Actual June 30, 2007 (1)	Major Renovation Properties (2)	Prior Ownership Adjustments (3)	Pro Forma June 30, 2007 (4)	Actual June 30, 2006 (5)	Major Renovation Properties (6)	Acquired Properties (7)	Prior Ownership Adjustments (8)	Pro Forma June 30, 2006 (4)
Number of Hotels	46	(4)		42	43	(4)	3		42
Number of Rooms	15,971	(2,114)		13,857	14,606	(2,114)	1,365		13,857

Hotel operating profit margin (9)	30.4%	29.6%	29.7%	30.6%	30.1%	31.1%	31.3%	22.6%	29.8%

Hotel Revenues
Room revenue	$177,080	$(23,922)	$1,727	$154,885	$144,032	$(22,569)	$15,924	$4,273	$141,660
Food and beverage revenue	74,472	(10,193)	929	65,208	59,667	(11,556)	6,168	1,771	56,050
Other operating revenue	19,846	(1,758)	63	18,151	17,853	(1,386)	1,525	564	18,556

Total Hotel Revenues	271,398	(35,873)	2,719	238,244	221,552	(35,511)	23,617	6,608	216,266

Hotel Expenses
Room expense	38,613	(4,961)	416	34,068	31,016	(4,696)	3,642	1,078	31,040
Food and beverage expense	52,409	(6,835)	617	46,191	41,191	(7,351)	3,607	1,610	39,057
Other hotel expense	67,525	(9,090)	573	59,008	57,611	(8,423)	5,902	1,606	56,696
General and administrative expense	30,247	(4,364)	305	26,188	25,157	(4,007)	3,075	821	25,046

Total Hotel Expenses	188,794	(25,250)	1,911	165,455	154,975	(24,477)	16,226	5,115	151,839

Hotel Operating Income	82,604	(10,623)	808	72,789	66,577	(11,034)	7,391	1,493	64,427

Corporate overhead	9,475	(56)	—	9,419	4,502	(28)	—	—	4,474
Depreciation and amortization	29,237	(4,371)	—	24,866	22,722	(3,574)	—	—	19,148
Impairment loss	—	—	—	—	—	—	—	—	—

Operating Income	43,892	(6,196)	808	38,504	39,353	(7,432)	7,391	1,493	40,805

Equity in earnings of unconsolidated joint venture	(110)	—	—	(110)	—	—	—		—
Interest and other income	796	(110)	—	686	513	(52)	—	—	461
Interest expense	(27,026)	2,852	—	(24,174)	(21,889)	2,020	—	—	(19,869)
Income (loss) from discontinued operations	56,920	—	—	56,920	4,075	—	—	—	4,075

Net Income	$74,472	$(3,454)	$808	$71,826	$22,052	$(5,464)	$7,391	$1,493	$25,472

	Six Months Ended June 30, 2007				Six Months Ended June 30, 2006
	Actual June 30, 2007 (1)	Major Renovation Properties (2)	Prior Ownership Adjustments (3)	Pro Forma June 30, 2007 (4)	Actual June 30, 2006 (5)	Major Renovation Properties (6)	Acquired Properties (7)	Prior Ownership Adjustments (8)	Pro Forma June 30, 2006 (4)
Number of Hotels	46	(4)		42	43	(4)	3		42
Number of Rooms	15,971	(2,114)		13,857	14,606	(2,114)	1,365		13,857

Hotel operating profit margin (9)	28.6%	27.6%	21.2%	28.5%	28.4%	29.7%	26.6%	16.5%	27.3%

Hotel Revenues
Room revenue	$325,920	$(44,449)	$10,295	$291,766	$261,488	$(41,205)	$27,789	$15,682	$263,754
Food and beverage revenue	139,536	(19,481)	5,213	125,268	114,973	(23,093)	11,341	4,815	108,036
Other operating revenue	37,035	(3,368)	981	34,648	34,493	(2,528)	3,145	1,365	36,475

Total Hotel Revenues	502,491	(67,298)	16,489	451,682	410,954	(66,826)	42,275	21,862	408,265

Hotel Expenses
Room expense	72,722	(9,603)	2,815	65,934	57,620	(8,871)	6,911	4,625	60,285
Food and beverage expense	99,596	(13,442)	3,743	89,897	79,309	(14,664)	6,889	5,075	76,609
Other hotel expense	129,549	(17,345)	4,257	116,461	109,592	(15,667)	11,653	5,871	111,449
General and administrative expense	56,890	(8,331)	2,178	50,737	47,778	(7,794)	5,591	2,692	48,267

Total Hotel Expenses	358,757	(48,721)	12,993	323,029	294,299	(46,996)	31,044	18,263	296,610

Hotel Operating Income	143,734	(18,577)	3,496	128,653	116,655	(19,830)	11,231	3,599	111,655

Corporate overhead	16,806	(111)	—	16,695	10,374	(54)	—	—	10,320
Depreciation and amortization	55,749	(8,647)	—	47,102	42,643	(6,722)	—	—	35,921
Impairment loss	—	—	—	—	—	—	—	—	—

Operating Income	71,179	(9,819)	3,496	64,856	63,638	(13,054)	11,231	3,599	65,414

Equity in earnings of unconsolidated joint venture	(1,461)	—	—	(1,461)	—	—	—		—
Interest and other income	1,475	(234)	—	1,241	1,611	(88)	—	—	1,523
Interest expense	(49,749)	5,674	—	(44,075)	(47,572)	3,459	—	—	(44,113)
Income (loss) from discontinued operations	57,856	—	—	57,856	22,200	—	—	—	22,200

Net Income	$79,300	$(4,379)	$3,496	$78,417	$39,877	$(9,683)	$11,231	$3,599	$45,024

(1)	Represents our ownership results for the 46 hotels we owned as of the end of the period.
(2)	Represents our ownership results for the four hotels under renovation programs (Renaissance Baltimore, Renaissance Orlando, Renaissance Long Beach and Embassy Suites La Jolla ) in 2007.
(3)	Represents prior ownership results for 1 hotel we acquired during the second quarter of 2007 and the 3 hotels acquired during the first six months of 2007.
(4)	Represents our ownership and prior ownership results for 42 hotels we owned as of June 30, 2007, excluding the four hotels under renovation programs (Renaissance Baltimore, Renaissance Orlando , Renaissance Long Beach and Embassy Suites La Jolla ).
(5)	Represents our ownership results for the same 43 hotels we owned as of June 30, 2007 and 2006.
(6)	Represents our ownership results for the four hotels under renovation programs in the first six months of 2007 (Renaissance Baltimore, Renaissance Orlando, Renaissance Long Beach and Embassy Suites La Jolla) that we owned during the period.
(7)	Represents prior ownership results for three hotels that we acquired subsequent to June 30, 2006, that were not under a renovation program in the second quarter of 2007.
(8)	Represents prior ownership results for the three hotels we acquired during the first six months of 2006, that were not under a renovation program in the second quarter of 2007.
(9)	Hotel operating profit margin is calculated as hotel operating income divided by total hotel revenues.

Sunstone Hotel Investors, Inc.

Comparable Portfolio Operating Statistics by Region

(Unaudited)

			Quarter Ended June 30, 2007			Quarter Ended June 30, 2006			Percent Change in Comparable RevPAR
Region	Number of Hotels	Number of Rooms	Occupancy Percentages	Average Daily Rate	Comparable RevPAR	Occupancy Percentages	Average Daily Rate	Comparable RevPAR
California (1)	16	4,815	81.2%	$158.44	$128.65	75.2%	$150.97	$113.53	13.3%
Other West (2)	8	2,485	80.7%	102.49	82.71	77.3%	95.30	73.67	12.3%
Midwest (3)	8	2,520	69.5%	141.82	98.56	67.6%	134.78	91.11	8.2%
Middle Atlantic (4)	8	3,448	84.6%	212.84	180.06	82.5%	208.01	171.61	4.9%
South (5)	2	589	82.1%	121.00	99.34	81.8%	115.36	94.36	5.3%

Total Comparable Portfolio	42	13,857	79.8%	$157.61	$125.77	76.2%	$151.19	$115.21	9.2%

			Six Months Ended June 30, 2007			Six Months Ended June 30, 2006			Percent Change in Comparable RevPAR
Region	Number of Hotels	Number of Rooms	Occupancy Percentages	Average Daily Rate	Comparable RevPAR	Occupancy Percentages	Average Daily Rate	Comparable RevPAR
California (1)	16	4,815	79.3%	$158.41	$125.62	73.9%	$148.56	$109.79	14.4%
Other West (2)	8	2,485	80.8%	107.54	86.89	77.2%	101.58	78.42	10.8%
Midwest (3)	8	2,520	67.2%	133.73	89.87	63.6%	129.10	82.11	9.4%
Middle Atlantic (4)	8	3,448	78.1%	203.77	159.14	75.6%	197.11	149.02	6.8%
South (5)	2	589	81.9%	122.76	100.54	80.6%	117.84	94.98	5.9%

Total Comparable Portfolio	42	13,857	77.2%	$154.15	$119.00	73.3%	$147.02	$107.77	10.4%

(1)	Excludes the Renaissance Long Beach and the Embassy Suites La Jolla which are under renovation programs.
(2)	Includes Oregon, Utah and Texas.
(3)	Includes Illinois, Michigan and Minnesota.
(4)	Includes Maryland, Massachusetts, Virginia, District of Columbia, New York and Pennsylvania. Excludes the Renaissance Baltimore which is under a renovation program.
(5)	Includes Florida and Georgia. Excludes the Renaissance Orlando which is under a renovation program.

Sunstone Hotel Investors, Inc.

Comparable Portfolio Operating Statistics by Brand

(Unaudited)

			Quarter Ended June 30, 2007			Quarter Ended June 30, 2006			Percent Change in Comparable RevPAR
Brand	Number of Hotels	Number of Rooms	Occupancy Percentages	Average Daily Rate	Comparable RevPAR	Occupancy Percentages	Average Daily Rate	Comparable RevPAR
Marriott (1)	23	7,296	80.2%	$155.48	$124.69	78.7%	$151.59	$119.30	4.5%
Hilton (2)	5	1,599	84.9%	222.31	188.74	83.5%	208.11	173.77	8.6%
InterContinental	3	665	73.0%	110.55	80.70	74.9%	102.64	76.88	5.0%
Hyatt	3	1,331	80.8%	186.72	150.87	68.9%	181.08	124.76	20.9%
Other Brand Affiliations (3)	5	1,747	83.8%	135.49	113.54	74.1%	125.93	93.31	21.7%
Independent	3	1,219	68.1%	94.98	64.68	64.1%	88.40	56.66	14.1%

Total Comparable Portfolio	42	13,857	79.8%	$157.61	$125.77	76.2%	$151.19	$115.21	9.2%

			Six Months Ended June 30, 2007			Six Months Ended June 30, 2006			Percent Change in Comparable RevPAR
Brand	Number of Hotels	Number of Rooms	Occupancy Percentages	Average Daily Rate	Comparable RevPAR	Occupancy Percentages	Average Daily Rate	Comparable RevPAR
Marriott (1)	23	7,296	76.9%	$153.35	$117.93	75.7%	$147.68	$111.79	5.5%
Hilton (2)	5	1,599	81.2%	204.55	166.09	77.3%	194.63	150.45	10.4%
InterContinental	3	665	73.2%	108.85	79.68	73.4%	100.10	73.47	8.4%
Hyatt	3	1,331	78.7%	187.98	147.94	69.2%	179.29	124.07	19.2%
Other Brand Affiliations (3)	5	1,747	82.7%	136.07	112.53	71.6%	126.56	90.62	24.2%
Independent	3	1,219	65.9%	93.83	61.83	60.9%	87.86	53.51	15.6%

Total Comparable Portfolio	42	13,857	77.2%	$154.15	$119.00	73.3%	$147.02	$107.77	10.4%

(1)	Excludes the Renaissance Baltimore, Renaissance Orlando and the Renaissance Long Beach which are under renovation programs.
(2)	Excludes the Embassy Suites La Jolla which is a under a renovation program.
(3)	Includes two Sheratons, a Wyndham, a Fairmont and a W Hotel.

Sunstone Hotel Investors, Inc.

Debt Summary

(Unaudited - Dollars in Thousands)

Debt	Collateral	Interest Rate / Spread	Maturity Date	June 30, 2007 Balance	Recent Events (1)	August 8, 2007 Balance
Fixed Rate Debt
Secured Mortgage Debt	1 hotel	8.51%	2007	$13,111	$(13,111)	$—
Secured Mortgage Debt	1 hotel	8.78%	2009	8,775		8,775
Secured Mortgage Debt	1 hotel	5.92%	2010	81,000		81,000
Secured Mortgage Debt (2)	12 hotels	5.95%	2011	248,164		248,164
Secured Mortgage Debt (3)	2 hotels	4.98%	2012	65,000		65,000
Secured Mortgage Debt	Rochester laundry facility	9.88%	2013	5,139		5,139
Secured Mortgage Debt (3)	10 hotels	5.34%	2015	275,600		275,600
Secured Mortgage Debt (3)	2 hotels	5.20%	2016	198,000		198,000
Secured Mortgage Debt	1 hotel	5.69%	2016	48,000		48,000
Secured Mortgage Debt	1 hotel	5.66%	2016	34,000		34,000
Secured Mortgage Debt	1 hotel	5.58%	2017	75,000		75,000
Secured Mortgage Debt	1 hotel	5.58%	2017	176,000		176,000
Secured Mortgage Debt	1 hotel	6.14%	2018	65,000		65,000
Secured Mortgage Debt	1 hotel	6.60%	2019	70,000		70,000
Secured Mortgage Debt	1 hotel	5.95%	2021	135,000		135,000
Exchangeable Senior Notes	Guaranty	4.60%	2027	250,000		250,000

Total Fixed Rate Debt				1,747,789		1,734,678
Credit Facility	Unsecured	L + 0.90% - 1.50%	2010	—		—

TOTAL DEBT				$1,747,789	$—	$1,734,678

Preferred Stock
Series A cumulative redeemable preferred		8.00%	perpetual	$176,250	—	$176,250

Series C cumulative convertible redeemable preferred		6.45%	perpetual	$100,000	—	$100,000

Debt Statistics
% Fixed Rate Debt				100.0%		100.0%
% Floating Rate Debt				0.0%		0.0%
Average Interest Rate (4)				5.55%		5.53%
Weighted Average Maturity of Debt (excludes Credit Facility) (5)				9.89 years		9.97 years

(1)	Reflects loan repayment which occurred in August 2007.
(2)	Cross-collateralized loan with life insurance company.
(3)	Individual, non cross-collateralized loans.
(4)	Assumes LIBOR of 5.36%.
(5)	Assumes the exchangeable senior notes remain outstanding to maturity. If the exchangeable senior notes were redeemed upon the first call date, the weighted average maturity date would be 7.8 years.